Exhibit 99.1

MESSAGE FROM THE CHAIRMAN, PRESIDENT

AND CHIEF EXECUTIVE OFFICER

Creating Value for Our Customers and Stockholders

In 2011, Secular Growth Resumed in Our Key Markets

2011 was a much better year for ATI. As we entered 2011, it was our view that the year would be marked by the resumption of secular growth in our key global markets. This was realized in spite of the choppy recovery in the U.S. economy and the mostly unanticipated impact from euro-zone sovereign debt issues. Our focus on product and market diversification and a higher-value product mix, both of which are key parts of ATI’s strategy, enabled ATI to achieve profitable growth in spite of a sluggish recovery in some of our short-cycle markets, particularly during the second half of 2011.

Revenues grew 28% over 2010 to nearly $5.2 billion. Growth in our key markets combined with the May 2011 Ladish acquisition more than offset reduced demand and historically low base prices for our standard stainless products. Our key global markets, namely aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical, represented 70% of ATI sales in 2011. Growth in these key markets continued to be strong and sales were 33% higher than in 2010. Sales to the aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical markets grew 44%, 41%, 16%, and 8%, respectively.

Segment operating profit, excluding inventory fair value accounting costs associated with the Ladish acquisition, was $639 million, or 12% of sales. Earnings per share, excluding special charges, was $2.23, which is 210% higher than 2010. Earnings per share including special charges was $1.97, nearly 175% higher than 2010.

Our financial position remains solid with cash on hand of over $380 million at the end of 2011 and net debt to total capitalization of approximately 31%. Capital expenditures were $278 million in 2011, and we invested $273 million in managed working capital to support growth in our business.

On May 9, 2011, ATI completed the acquisition of Ladish Co., Inc. for $897.6 million, comprised of the issuance of 7.3 million shares of ATI common stock and payment of $384 million in cash. ATI Ladish post-acquisition results are included in our High Performance Metals segment.

Our strategy takes a long-term view while maximizing near-term performance, meaning that we manage the Company to maximize the short-term opportunities without losing sight of our long-term profitable growth strategy. We are a profitable company with a strong balance sheet, which enables ATI to continue our investments in new manufacturing capabilities, innovative new products, and global marketing initiatives.

We believe in American manufacturing. We have approximately 11,400 full-time employees, 86% of whom are located in the U.S., who manufacture diversified specialty metals products for a diverse array of end-use markets including, aerospace and defense, oil and gas/chemical process industry, electrical energy generation and distribution, medical devices and equipment, automotive, food equipment and appliances, machine and cutting tools, and construction and mining equipment.

We are fortunate that, at this time, we are one of the few companies in the world who can produce the specialty metals that can stand up to such critical applications. We understand that the ability to manufacture these critical specialty metals is a core competency of the United States. To that end, since 2004, we have invested over $3.3 billion in capital expenditures and asset acquisitions. ATI has self-funded approximately 75% of these investments with the cash flow generated by our businesses. We have created nearly 1,800 new jobs in just the last two years.

Our direct international sales were 35% in 2011, and we are proud that a U.S. manufacturer can achieve that level of international sales. We are also proud to support our domestic customers who make important products in the U.S. for domestic and global markets – including such products as airplanes and jet engines, industrial gas turbines for electrical power generation, oil and gas equipment, and medical devices.

2011 Major Accomplishments

We understand that industry leadership and competitive advantage exist only for a period of time. Status quo loses. ATI is not the same company it was five years ago, and to be successful five years from now, ATI cannot be the same company that it is today.

Our ability to manufacture industry-leading mill products, near-net shapes, and components made from Mission Critical Metallics®, such as titanium and titanium alloys, nickel-based alloys and superalloys, specialty alloys, and zirconium alloys, for our key markets positions ATI with a unique supply chain that provides value to our customers and creates value for our stockholders. We must continue to invest in unsurpassed manufacturing capabilities and innovative new products to maintain and enhance ATI’s position as a global leader in specialty metals.

Major accomplishments in 2011 that support our strategy include:

The acquisition of ATI Ladish was completed and integration began immediately. With the forging, casting and machining capabilities of ATI Ladish, we are now integrated in titanium alloys, nickel-based alloys, and specialty alloys from raw materials (titanium sponge) through melting and forging of mill products and complex shapes, to forged and investment cast parts and components. Many of our OEM customers tell us that they value a seamless, real supply chain over a virtual supply chain with multiple producers involved. Being integrated from alloy development and melt through the forging, casting and machining of the final part is now a strength of ATI. We have a growing reputation as the technology leader who can provide customers with the seamless product development and manufacturing capabilities they need now and in the future.

• With ATI Ladish, we add isothermal forging, hot-die forging, and large complex investment castings to our list of unsurpassed manufacturing capabilities. These are the processes required to make the advanced components for the next-generation and future-generation jet engines. We also add forging capabilities in Poland, in an area that is a fast-growing region of the global aerospace industry supply chain.

• Synergy teams are working on identified opportunities to bring more ATI specialty metals and cutting tools into ATI Ladish. We have a closed-loop raw material supply chain as Ladish revert material is recycled through ATI melting facilities.

• A significant benefit from combining ATI’s leading melting and hot working mill products technologies and capabilities with ATI Ladish forging and casting capabilities is the real-time technology information exchange. We believe this transparent technology exchange can create better products, improve productivity, reduce costs, and compress the time of alloy and product development.

Significant progress was made throughout 2011 as we began production at our Rowley, UT premium-titanium sponge facility. We expect to complete the standard grade qualification process by the end of the first quarter 2012, and we will then proceed with the premium grade qualification process.

Production began at our new Plasma Arc Melt (PAM) premium-titanium furnace located in Bakers, NC. This now gives ATI the capabilities of four PAM furnaces.

Construction began at the L. Patrick Hassey Hot Rolling and Processing facility located in Brackenridge, PA. This project is expected to cost approximately $1.1 billion and is scheduled for completion by the end of 2013, with cold and hot commissioning scheduled for 2014. It is designed to be the most powerful mill in the world for manufacturing flat-rolled specialty metals. We expect expanded capabilities, improved productivity, lower costs, faster manufacturing cycle times, and higher quality for our diversified product mix of nickel-based alloys, titanium and titanium alloys, specialty alloys, zirconium alloys, and stainless steels. This investment creates significant profitable growth opportunities for all of ATI’s flat-rolled products.

In 2011, we improved our cost structure with nearly $124 million in gross cost reductions. This brings our eight-year total to over $1.1 billion in gross cost reductions, before the effects of inflation. Improving our cost structure is part of ATI’s DNA. We set cost reduction targets in each year of every business cycle. We understand that continuous improvement is a race without a finish line. Great companies, particularly a U.S. manufacturer doing business throughout the world, must not only keep costs under control, but must get better each year.

Differentiated Markets with Good Secular Growth Trends

Our strategy is to identify secular growth trends in the global economy that have a meaningful impact on the use of our products. Even as we see short-term economic cycles in the world, we continue to believe that the world’s population is growing and more people are moving into an expanded middle class. The commercial aerospace market is in an extended period of unprecedented demand for fuel-efficient airplanes, both to accommodate the world’s growing middle class and to provide replacement aircraft to legacy fleets. In addition, our products are vital to building the global infrastructure in such markets as oil and gas/chemical process industry, and electrical energy. Demand for our products from the medical market is being driven by the expansion of procedures for aging population demographics and the growing need for advanced medical equipment and care in developing economies.

These secular growth markets are not solely dependent upon strong short-term GDP growth cycles in any one economy as was evident by our 2011 results. Rather, the markets are responding to a long-term demographic shift and long-term infrastructure building and rebuilding occurring on a global basis.

Strong Demand for Fuel-Efficient Airplanes

We are well-positioned to support our customers in the expected biggest and longest aerospace cycle in history. The OEMs have historic backlogs. The need for fuel-efficient and cost-efficient airplanes and jet engines is expected to continue to drive demand for many years. In 2011, the transition to much higher build rates began at both Boeing and Airbus. Boeing delivered the first 787 Dreamliner, the first 747-8 cargo plane, and sold more 777s than ever before.

The Boeing 737Max and Airbus A320neo single aisle airplanes with future-generation engines were both successfully announced and significant orders were received. These new airplanes will use jet engines that require even more advanced titanium alloys and nickel-based alloys to withstand the greater pressures and higher temperatures needed for the improved fuel efficiency demanded by global carriers.

Orders placed in 2011 combined with the historic OEM backlogs are expected to create demand for our specialty metals and components for many years. First, we are seeing the increase in build rates for legacy airplanes such as the B737, A320, B777, and A330 to unprecedented levels. At the same time, we are seeing the ramp-up in production rates for the 787 Dreamliner and the 747-8. The entry-into-service of the Airbus A350XWB is currently scheduled for 2014. In addition, the future-generation single aisle aircraft are in the design engineering stage. This is a great time to be considered a technology leader for the wide range of advanced specialty metals required by all of these airplanes and their jet engines.

Strong Demand for Oil and Gas, Chemicals, and Clean Water

Most forecasts indicate an extended period of investment to explore and recover oil and gas deposits around the world. Development of large deep-water oil and gas fields is expected to continue for many years. We are seeing an historic shift taking place – oil and gas exploration and increased production is moving to OECD countries to reduce risk. New advanced technologies, such as horizontal and directional drilling, are helping to enable this shift by creating access to new oil and gas deposits. Horizontal drilling is gaining share of the global rig count as the development of shale oil and gas moves from the U.S. to many other areas of the world.

The need for our products grows even faster as the search for energy moves to ultra-deep water, deep subsalt high-temperature high-pressure wells, severely sour oil and gas, and unconventional processes requiring directional and horizontal drilling.

In 2011, our ATI nickel-alloy plate and sheet was used for large sour gas field projects in Saudi Arabia, Abu Dhabi, Australia, and Brazil. We received NORSOK (Norwegian petroleum industry standard) requalification for our family of duplex alloys (ATI 2003® lean duplex, ATI 2205™ duplex, and Zeron® 100 superduplex), our super austenitic alloy AL-6XN® alloy, and titanium castings. Robust demand continued from horizontal and directional drilling service for ATI Datalloy 2® stainless and ATI tungsten materials for use in earth-boring bits.

In addition, infrastructure development is continuing to emerge for consumption of lower cost natural gas by petrochemical plants that use our alloys that withstand the corrosive and hot environments of these facilities.

In 2011, we produced and delivered the largest industrial titanium sheet order in the history of ATI to be used in the world’s largest seawater desalination plant. We expect the need for clean water to continue to grow and drive demand for many of our corrosion-resistant alloys.

Growing Demand for Safe, Clean and Efficient Electrical Energy

According to the International Energy Agency (IEA), the world faces enormous energy challenges in the future. Demand is expected to rise 35% over the next 25 years with investment in energy infrastructure to average approximately $1.5 trillion a year for decades. Competing energy sources, such as nuclear, coal, natural gas, and oil, are expected to comprise the primary base load power generation. The largest market demand is predicted to be in China, India, South Korea, and a few countries in the Middle East. In the United States, energy growth is being impacted by the new economics of natural gas power generation. Renewables, such as solar, wind, and geothermal, are projected to gain the most share, but remain below 15% of total world power generation.

Public reaction to the 2011 Fukushima nuclear power plant accident in Japan has slowed the renaissance for new nuclear power plants. The accident has focused attention on nuclear power plant safety and design upgrades to existing reactors and has increased political pressure to find a solution for spent nuclear fuel. ATI is well positioned in the global nuclear electrical energy market. ATI has a broad range of nuclear-energy certified corrosion-resistant alloys that are used in power plant reactors, water systems, and spent nuclear fuel applications.

In the United States, public opinion, new EPA (Environment Protection Agency) rules, and the new economics of natural gas power generation are leading to potential demand for ATI products for pollution control systems and specialty metals used in industrial gas turbines. Demand for ATI’s corrosion-resistant alloys is growing for tubing used for solar power and geothermal applications. We are working on several promising new technologies for solar power generation and storage. In addition, we have begun to see some improvement in demand for wind energy applications.

Finally, one way to reduce power generation requirements is to improve the efficiency of electrical energy grid. Our grain-oriented electrical steel is used in power generation transformers. The new, efficient transformers use our M2 and M3 grades to meet the U.S. Department of Energy efficiency standards.

Strong Demand for Improved Medical Devices and Equipment

Demand for our products from the medical market continues to be strong due to the aging U.S. and European populations and the expansion of medical equipment and devices to the developing world. Strong demand for implantable metallic biomaterials is being driven by the aging population who want to remain active. Our customers are also seeing demand growth for a broader global population for total joint replacement, fracture fixation, pacemakers, and spinal implants that use our broad range of high-end medical alloys.

ATI is well positioned to grow in this market due to increasingly stringent quality specifications that, in many cases, require our unsurpassed manufacturing capabilities, such as our PAM premium-titanium melt furnace that provides the highest quality titanium product. We remain active in product innovation in the medical market and have received good response to our ATI-15Mo™ titanium alloy and our other improved biocompatible beta titanium alloys for high-cycle fatigue structural implants. Our new ATI35N Lo Ti™ nickel-cobalt-based alloy has also received good customer response. It is designed to meet the high fatigue strength demands for biomedical applications.

Demand for our niobium titanium alloys continues to be strong for use in the next-generation MRI (Magnetic Resonance Imaging) equipment. The 3 Tesla models provide twice the magnetic field strength compared to the conventional 1.5 Tesla models, allowing for a significantly improved image.

Product and Process Innovation

Innovation is essential in our business. This is an exciting time to be a leader in specialty metals as our customers invent new airplanes and jet engines, search for energy in more difficult environments, improve efficiency in transportation and electrical energy, and produce products that work better and last longer.

Our strategy is to innovate faster than our competition in order to maintain and enhance our technology leadership. We have identified nearly $2 billion in potential new annual revenue growth over the next five years from our new manufacturing capabilities and innovative new products. There is innovation and then there is game-changing innovation. We focus on both.

To meet the ever increasing demands of our customers, we need unsurpassed manufacturing capabilities to achieve the process complexities of the new alloys. For example, while the traditional titanium alloy for jet engines has been 6-4 titanium, the next-generation and future-generation jet engines require more ATI 17™ alloy, ATI 6-2-4-2™ alloy, and titanium aluminides. Similarly, while the workhorse nickel-based superalloy has been 718, hotter-burning, next-generation and future-generation jet engines require ATI 718Plus® alloy, ATI 720™ alloy, powder metals, as well as other new ATI proprietary alloys. In June 2011, we signed a long-term agreement with Rolls-Royce to supply ATI 718Plus alloy for rotating parts. We also have a long-term supply agreement for this innovative new alloy with GE Aviation. ATI 718Plus alloy is being used in many legacy and next-generation jet engines where standard 718 alloy would be pushed beyond its capabilities.

ATI continues to expand our product portfolio, targeting difficult-to-manufacture nickel-based alloys needed for the current and next-generation jet engines and electrical energy turbines. Our new TSAF (Titanium and Superalloy Forging) facility in Bakers, NC, which is the largest and most powerful in our industry, enables development of larger ingots and billets of more complex superalloys that allow new engines to burn hotter in order to meet stricter efficiency requirements.

The addition of ATI Powder Metals and ATI Ladish has created new opportunities for collaboration and development, bringing ATI closer to the end users. We are now able to bring our next-generation of products for aerospace to market faster and at a better value proposition for our customers. One tool we use is modeling to estimate microstructural evolution from raw materials to finished components. We can run multiple trials, examining the effects of a variety of conditions and find the optimal solution to reach the required material condition.

Significant progress has been achieved in the commercialization of ATI 425® alloy within the aerospace market. Work conducted by aerospace OEMs and Tier 1 suppliers has confirmed that ATI 425 alloy provides super plastic forming (SPF), hot forming and diffusion bonding at lower temperatures, compared to 6-4 titanium alloy. This characteristic leads to a lower overall cost to manufacture the part or fabricated component.

ATI 2102® Lean Duplex Alloy is a new addition to our family of duplex alloys. ATI 2102 alloy contains less nickel and molybdenum than our other lean duplex alloy, ATI 2003® alloy. ATI 2102 alloy has been selected for applications in the oil and gas market.

We have developed a new line of borated stainless steels that begin with our powder metals and are available in plate and sheet product forms. A primary use of this alloy is for spent nuclear fuel storage applications.

2012 Outlook: Strong Secular Growth Continues

Strength in our key growth markets continues to give us confidence for 2012 and beyond. While macroeconomic challenges and uncertainties exist, we are cautiously optimistic about 2012. ATI’s diversification, focus on differentiated growing global markets, commitment to new product and technology development, and unsurpassed manufacturing capabilities and continued focus on cost reductions and manufacturing efficiencies are critical to our growth strategies. While secular growth trends remain intact in our key global markets, we are cautious on the recovery in our short-cycle markets and are awaiting further evidence to show sustainable improvement in the U.S. unemployment rate and consumer confidence. We also await favorable resolution of the euro-zone debt issues.

In our High Performance Metals segment, we expect to benefit from growing demand in our key global markets, increasing synergies at ATI Ladish, improving cost structure at our Rowley, UT titanium sponge facility, additional premium-titanium PAM capacity, and increasing demand for our new alloys and products.

In our Flat-Rolled Products segment, we expect to continue to benefit from growing demand for many of our high-value products from our key growth markets. We also believe that demand from the automotive market can be much better in 2012 than it has been since the last strong auto cycle in 2007. We also expect improved demand for our products from the transportation market for rail cars and truck trailers.

In our Engineered Products segment, we expect demand to continue to be strong from three of this segment’s largest markets, which are oil and gas, construction and mining equipment, and aerospace.

Positioned to Capitalize on What We Do Well

We are positioned to capitalize on what we do well. Our future is being invented by the people of ATI, and we expect to benefit from our technology and product diversification, both in terms of alloys and product forms. ATI has long been a leader in specialty metals technology and our capital investments and new alloy innovations are aimed at maintaining and enhancing our mission-critical role.

Our future is being driven by the demands of the world’s citizens – for mobility, manufactured goods, clean air and water, and a modern infrastructure – and by our customers who make the products to meet these demands. ATI is focused on developing the technology and products that enable social progress and industrial development throughout the world.

We have a defined view of the future and we have the financial means and people to continue to move ATI forward.

Value-Based Leadership

Value-Based Leaders are the true difference in companies that move people to new levels of achievement and success. To move our Company forward, I look for the leaders within ATI who demonstrate commitment to these key core values:

• Integrity as the Cornerstone of our business. To that end, we must be honest and forthright in everything we do.

• We expect everyone to be treated with dignity and respect and we embrace the values of cooperation, diversity, and teamwork.

• ATI is committed to more than just adherence to laws and regulations. Our commitment is to reflect the highest level of integrity and ethics in our dealings with each other, our customers, our suppliers, our stockholders, the public, and the government agencies with whom we engage.

• Personal accountability for outcomes ensures the long-term success of ATI.

• Safety, Health and Environmental Compliance are the prerequisites to all operations, and our goal is to finish each day incident- and injury-free.

• Product Quality and Excellence is demonstrated in everything we do.

• Technology, Creativity, Learning, and Freedom of people to reach their individual potential is ATI’s culture.

Our commitment to Do What’s Right® continues to guide us throughout our global operations and business activities.

In Building the World’s Best Specialty Metals Company®, we aim to do more, make our products better, and implement and execute faster through the ATI Business System (ATIBS). ATIBS drives our lean manufacturing initiatives, improves safety, quality and yields, leads to improved productivity and cost efficiencies, and delivers excellent customer reliability and service.

I want to personally thank our stockholders, our employees, our suppliers and the communities in which we operate our businesses for their continued support of ATI.

I would also like to thank our Board of Directors for their advice, counsel, and continued support of our efforts to create long-term sustainable value for our customers and stockholders.

/s/ Richard J. Harshman

Richard J. Harshman

Chairman, President and Chief Executive Officer